                                                                REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MICROISLET, INC.
             (Exact name of Registrant as specified in its charter)

Nevada                                                 88-0408274
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                        6370 Nancy Ridge Drive, Suite 112
                           San Diego, California 92121
                                 (858) 657-0287

   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                         ______________________________

          Amended and Restated MicroIslet, Inc. 2000 Stock Option Plan
                              Special Stock Options
                            (Full Title of the Plan)
                         ______________________________

                               William G. Kachioff
               Vice President, Finance and Chief Financial Officer
                                MICROISLET, INC.
                        6370 Nancy Ridge Drive, Suite 112
                           San Diego, California 92121
                                 (858) 657-0287
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ______________________________

                                   Copies to:

                              John D. Tishler, Esq.
                             Stephen R. LaSala, Esq.
                    Procopio, Cory, Hargreaves & Savitch LLP
                            530 B Street, Suite 2100
                               San Diego, CA 92101
                                 (619) 238-1900

                                          CALCULATION OF REGISTRATION FEE

---------------------------- --------------- -------------------------- ---------------------- ---------------------
                                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
    TITLE OF SECURITIES       AMOUNT TO BE        OFFERING PRICE              AGGREGATE             AMOUNT OF
     TO BE REGISTERED          REGISTERED          PER SHARE (1)         OFFERING PRICE (1)      REGISTRATION FEE
---------------------------- --------------- -------------------------- ---------------------- ---------------------
Common Stock,
$.001 par value                4,370,649     $0.29 - $5.00              $3,814,137             $308.56

---------------------------- --------------- -------------------------- ---------------------- ---------------------

     (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. The price per share and aggregate offering price are based upon (a) the average of the bid and ask price of MicroIslet, Inc.'s common stock on September 23, 2003 as reported on the OTC Bulletin Board for shares available under the Company's 2000 Stock Option Plan (the "Plan"); (b) the actual exercise price for shares subject to outstanding options under the Plan; and (c) the actual exercise price for shares subject to Special Stock Options granted outside the Plan. The following chart shows the calculation of the registration fee:

----------------------------------------- -------------------- ---------------------- --------------------------
            TYPES OF SHARES                     NUMBER OF        OFFERING PRICE                AGGREGATE
                                                 SHARES             PER SHARE               OFFERING PRICE

Shares available for grant under 2000              86,333              0.61                   52,663.13
Stock Option Plan

Shares subject to outstanding options           2,517,593              0.29                  730,101.97
under the 2000 Stock Option Plan                  328,180              0.59                  193,626.20
                                                  344,000              5.00                1,720,000.00
                                                   47,000              4.40                  206,800.00
                                                  146,894              2.95                  433,337.30
                                                   25,000             2.135                   53,375.00
                                                   15,000              1.45                   21,750.00
                                                  150,000              0.55                   82,500.00
                                                  340,000              0.45                  153,000.00

Shares subject to outstanding Special             140,649              0.59                   82,982.91
Stock Options outside the 2000 Stock              155,000              0.30                   46,500.00
Option Plan                                        75,000              0.50                   37,500.00

----------------------------------------- -------------------- ---------------------- --------------------------

                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by MicroIslet, Inc. (the "Registrant") with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration Statement:

                  o Annual Report of the Registrant on Form 10-KSB for the year ended December 31, 2002;

                  o All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2002; and

                  o The description of the Registrant's Common Stock which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Registrant's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Registrant. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

         (b)      unlawful distributions; or

         (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

         Although the Registrant's Articles of Incorporation provide that the liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permissible under Nevada law, the Registrant may be limited, pursuant to Section 2115 of the California General Corporation Law, to indemnify agents (as defined in Section 317 of the California General Corporation Law) of the Registrant to the extent permitted by Section 317 for breach of duty to the corporation and its stockholders.

         Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee, or other agent of a corporation, or is or was serving at the request of the corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same can be made in certain circumstances by actions of the Registrant through: a majority vote of a quorum of the Registrant's Board of Directors consisting of directors who are not party to the proceedings; approval of the stockholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or a court in which the proceeding is or was pending upon application by designated parties.

         Under certain circumstances, an agent can be indemnified, even when found liable. Indemnification is mandatory where the agent's defense is successful on the merits. The law allows the Registrant to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable.

         The Registrant's Bylaws provide that it will indemnify its officers and directors for expenses and liabilities, including counsel fees, reasonably incurred or imposed in connection with any proceeding to which he or she may be a party or in which he or she may become involved by reason of being or having been directors or officers of the Registrant, except in such cases where the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties. In the event of a settlement, the indemnification described herein will apply only when the Board of Directors of the Registrant approves such settlement and reimbursement as being in the best interests of the Registrant.

         The Registrant also maintains directors' and officers' liability insurance as permitted by its Bylaws. There are presently no material pending legal proceedings to which a director, officer and employee of the Registrant is a party. There is no pending litigation or proceeding involving one of the Registrant's directors, officers, employees or other agents as to which indemnification is being sought, and the Registrant is not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.                    Description
-----------                    -----------

5.1               Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

23.1 Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in Exhibit 5.1).

23.2              Consent of Deloitte & Touche LLP

23.3              Consent of Levitz, Zacks & Ciceric

24.1              Power of Attorney. Reference is made to Page II-6.

99.1              2000 Stock Option Plan

99.2 Form of Special Stock Option used in connection with option grants outside of Registrant's stock option plans

ITEM 9. UNDERTAKINGS.

(a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

(b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 26, 2003.

                                     MICROISLET, INC.

                                     By:  /S/ John F. Steel IV
                                          ------------------------------------
                                          John F. Steel IV
                                          Chairman and Chief Executive Officer
                                          (Principal Executive Officer)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John F. Steel IV, Hartoun Hartounian and William Kachioff, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                Title                                 Date
            ---------                                -----                                 ----

/S/ John F. Steel IV                    Chairman and Chief Executive Officer        September 26, 2003
---------------------------------       (Principal Executive Officer)
John F. Steel IV


/S/ William G. Kachioff                 Vice President, Finance and Chief           September 26, 2003
---------------------------------       Financial Officer (Principal
William G. Kachioff                     Financial and Accounting Officer)


/S/ Hartoun Hartounian, Ph.D.           President, Chief Operating Officer          September 26, 2003
---------------------------------       and Director
Hartoun Hartounian, Ph.D


/s/ Robert W. Anderson, M.D.            Director                                    September 26, 2003
---------------------------------
Robert W. Anderson, M.D.


/s/ James R. Gavin III, M.D.            Director                                    September 26, 2003
---------------------------------
James R. Gavin III, M.D., Ph.D.


/s/ Steven T. Frankel                   Director                                    September 26, 2003
---------------------------------
Steven T. Frankel

                                  EXHIBIT INDEX

Exhibit No.                    Description
-----------                    -----------

5.1               Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

23.1 Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in Exhibit 5.1).

23.2              Consent of Deloitte & Touche LLP

23.3              Consent of Levitz, Zacks & Ciceric

24.1              Power of Attorney. Reference is made to Page II-5.

99.1              2000 Stock Option Plan

99.2 Form of Special Stock Option used in connection with option grants outside of Registrant's stock option plans